   As filed with the Securities and Exchange Commission on December 3, 1999
                                                           Reg. No. __________
   ===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         SKYLYNX COMMUNICATIONS, INC.
            ------------------------------------------------------
              (Exact name of issuer as specified in its charter)

      COLORADO                                    84-1360029
----------------------------                 ---------------------
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                Identification No.)

          600 South Cherry Street, Suite 305, Denver, Colorado  80246
        ---------------------------------------------------------------
         (Address of principal executive offices, including Zip Code)

                          1998 EQUITY INCENTIVE PLAN
                       --------------------------------
                           (Full title of the plans)

                                Jeffery Mathias
                                   President
                      600 South Cherry Street, Suite 305
                            Denver, Colorado 80246
                ----------------------------------------------
                    (Name and address of agent for service)

                                (303) 316-0400
        --------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copy To:
                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                              Temple-Bowron House
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 449-2100

   ===========================================================================

                        CALCULATION OF REGISTRATION FEE



   ---------------------------------------------------------------------------
                                       Proposed       Proposed
Title of                                Maximum        Maximum     Amount of
Securities to be     Amount to be   Offering Price    Aggregate    Registra-
Registered            Registered     Per Share(1) Offering Price(1)tion Fee

   ---------------------------------------------------------------------------

Common Stock, $.001    6,250,000       $3.15625      $19,726,562   $5,207.81
par value,
issuable upon
exercise of
options available
for grant under
the 1998 Equity
Incentive

   ---------------------------------------------------------------------------

Total                                                $19,726,562   $5,207.81
   ---------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act"). The offering price per share and aggregate offering price are based on (a) the exercise price for shares subject to options previously granted under the Registrant's
         1998 Equity Incentive Plan, and (b) the price per share and aggregate offering price based upon the average of the bid and ask closing price of Registrant's Common Stock within the five business days prior to November 30, 1999, as reported on OTC Electronic
         Bulletin Board.


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Skylynx Communications, Inc., a Colorado corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission ("Commission") are incorporated into this Registration
Statement:

         (a) The Company's Current Report on Form 8-K dated December 31, 1998 as filed with the Commission on January 6, 1999;

         (b) The Company's Current Report on Form 8-K dated February 2, 1999 as filed with the Commission on February 16, 1999;

         (c) The Company's Current Report on Form 8-K/A dated March 24, 1999 as filed with the Commission on April 7, 1999;

         (d) The Company's Current Report on Form 8-K dated March 24, 1999 as filed with the Commission on April 7, 1999;

         (e) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 as filed with the Commission on April 15, 1999;

         (f) The Company's Current Report on Form 8-K/A dated February 2, 1999, as filed with the Commission on April 19, 1999;

         (g) The Company's Current Report on Form 8-K dated April 28, 1999, as filed with the Commission on May 12, 1999;

         (h) The Company's Current Report on Form 8-K dated April 29, 1999, as filed with the Commission on May 14, 1999;

         (i) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as filed with the Commission on May 20, 1999;

         (j) The Company's Current Report on Form 8-K dated May 7, 1999, as filed with the Commission on May 21, 1999;

         (k) The Company's Current Report on Form 8-K/A dated March 24, 1999, as filed with the Commission on June 4, 1999;

         (l) The Company's Current Report on Form 8-K/A dated February 2, 1999, as filed with the Commission on July 2, 1999;

         (m) The Company's Current Report on Form 8-K/A dated April 29, 1999, as filed with the Commission on July 13, 1999;

         (n) The Company's Current Report on Form 8-K/A dated April 28, 1999, as filed with the Commission on July 13, 1999;

         (o) The Company's Current Report on Form 8-K/A dated April 28, 1999, as filed with the Commission on July 21, 1999;

         (p) The Company's Current Report on Form 8-K dated July 16, 1999, as filed with the Commission on July 26, 1999;

         (q) The Company's Current Report on Form 8-K dated July 27, 1999, as filed with the Commission on July 28, 1999;

         (r) The Company's Current Report on Form 8-K/A dated July 27, 1999, as filed with the Commission on July 29, 1999;

         (s) The Company's Definitive Proxy Statement for its Annual Meeting of Shareholders, as filed with the Commission on July 30, 1999;

         (t) The Company's Current Report on Form 8-K dated July 29, 1999, as filed with the Commission on August 10, 1999;

         (u) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, as filed with the Commission on August 23, 1999;

         (v) The Company's Current Report on Form 8-K/A dated July 29, 1999, as filed with the Commission on October 12, 1999;

         (x) The Company's Current Report on Form 8-K/A dated July 29, 1999, as filed with the Commission on October 12, 1999;

         (y) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, as filed with the Commission on November 19, 1999;

         (z) The Company's Registration Statement on Form SB-2/A, SEC File No. 333-83705, as filed with the Commission on August 11, 1999;

         (aa) A description of the Company's Common Stock, which is contained in the Form 10-SB/A-4 Registration Statement filed by the Company with the Commission on December 16, 1998, as amended through the date hereof; and

         (bb) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.


                           DESCRIPTION OF SECURITIES

         Not applicable.



                    INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the issuance of the Common stock offered pursuant to the 1998 Equity Incentive Plan will be passed upon for the Company by Neuman & Drennen, LLC, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado 80302.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The only statute, charter provision, bylaw, contract, or other arrangements under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

     (a) Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  Definitions.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a) The person conducted himself or herself in good faith; and

          (b)  The person reasonable believed:

               (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

          (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

          (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

          (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

          (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

          (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1)  Unless otherwise provided in the articles of incorporation:

          (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

          (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107.
     Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110.  Notice to shareholder of indemnification of director.
     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *


                      EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

                                   EXHIBITS

          Exhibit
          Number    Description
         ---------  -----------

           *3.1     Articles of Incorporation

           *3.2 Articles of Amendment to Articles of Incorporation dated August 1997

           *3.3 Articles of Amendment to Articles of Incorporation dated February 1998

           *3.4 Articles of Amendment to Articles of Incorporation dated March 1998

           *3.5     Bylaws

           *4.2     Specimen Common Stock Certificate

            5.1 Opinion of Neuman & Drennen, LLC relating to the issuance of shares of Common Stock pursuant to the 1998 Equity Incentive Plan.

           23.1     Consent of Neuman & Drennen, LLC

           23.2 Consent of Cordovano and Harvey, P.C., Certified Public Accountants.

           23.3 Consent of Arthur Andersen, LLP, Independent Certified Public Accountants

           24.1     Power of Attorney.  Reference is made to Signature page.

          *99.1     1998 Equity Incentive Plan.

------------------------------------------------------------

* Filed as an exhibit to the Form 10-SB/A-4 Registration Statement, as amended through the date hereof, filed with the Commission on December 16, 1998, which is incorporated herein by this reference.

                                 UNDERTAKINGS

1.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a) (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporate by reference in the registration statement.

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to deliver, or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to Securityholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 3, 1999.

                                   SKYLYNX COMMUNICATIONS, INC.

                                   By:  /s/ Jeffery A. Mathias
                                        ----------------------------------
                                        Jeffery A. Mathias
                                        President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery A. Mathias and Gary L. Brown, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Position                      Date

/s/ Jeffery A. Mathias           President, Chief Executive       12/3/99
----------------------------        Officer and Director          -------
Jeffery A. Mathias


/s/ James E. Maurer              Director, Chief Financial        12/3/99
-----------------------------              Officer               --------
James E. Maurer                   (Principal Financial and
                                     Accounting Officer)

/s/ Frank P. Ragano                       Director                12/3/99
-----------------------------                                     -------
Frank P. Ragano


/s/ J. Samuel Ridley                      Director                12/3/99
-----------------------------                                    --------
J. Samuel Ridley


/s/ Robert Smith                          Director                12/3/99
------------------------------                                    -------
Robert Smith